HARTFORD LIFE INSURANCE COMPANY
HARTFORD PLAZA
HARTFORD, CONNECTICUT 06115
(A stock life insurance company
herein called the Company)

                            CONTRACT SPECIFICATIONS

CONTRACT OWNER                                                xyz Agency
EFFECTIVE DATE                                                May 1, 1983
PLACE OF DELIVERY                                             Tennessee
CONTRACT NUMBER                                               82000

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   MASTER GROUP VARIABLE ANNUITY CONTRACT -- INDIVIDUALLY ALLOCATED

    HV --
FORM NUMBERS
1499,1622,1502,
1623,1504,1505,
1712,1145,

1771

                         Tax reform act contract rider

Underlying Investment:

Fixed Account                        Based on the General Account of the
                                     Company
Fixed Income Fund Account            Based on the HVA Fixed Income Fund, Inc.
Stock Fund Account                   Based on the HVA Stock Fund, Inc.
Money Market Fund Account            Based on the HVA Money Market Fund, Inc.
Government Securities Fund Account   Based on the HVA Government Securities
                                     Fund, Inc.
Advisers Fund Account                Based on the HVA Advisers Fund, Inc.

      and such other Fund shares as shall be authorized from time to time.

                            CONTRACT SPECIFICATIONS

The Termination Charge applicable to a Participant's Individual Account shall be:

CONTINGENT DEFERRED SALES CHARGES OR TERMINATION CHARGES:

       7%      During the first six (6) years of an individual's participation under the contract.
       5%      During the next six (6) years of an individual's participation under the contract.
       0%      Thereafter.
       0%      At the death of a Participant.
       0%      If the full value of the Participant's Individual Account is applied under a life annuity or a fixed period annuity for five or more years.

Up to 10% of the value of a Participant's Individual Account, on a non-cumulative basis, may be withdrawn each Participant's Contract Year after the first without the application of Termination Charges.

DEDUCTION FOR ANNUAL POLICY FEE

An Annual Policy Fee deduction of $18 shall be made against the value of a Participant's Individual Account under this contract on the last day of a Participant's Contract Year or during such year if the account is surrendered before the end of such year. The Annual Policy Fee shall not apply, if in applying the Fee, the termination value would be reduced to a value which would be less than the total contributions to the contract on behalf of a Participant's Individual Account.

The Annual Policy Fee shall not apply in the event of termination of the Participant's Individual Account in the event of death of a Participant. The Annual Policy Fee shall not apply at the commencement of or during the Annuity Period under a Contract.

DEDUCTION FOR MORTALITY, EXPENSE AND ADMINISTRATIVE UNDERTAKINGS

For assuming the mortality, expense and administrative undertakings under this contract the Company makes a deduction from the average daily net assets of the accounts of the Separate Account as follows:

The deduction for such risks has initially been set at 1.25% per year of the average daily net assets of the Separate Account. The Company guarantees that this will be the maximum rate or amount charged until May 1, 1984. Thereafter, the rate or amount may be increased by the Company, in its sole discretion, subject to a maximum charge of 2.00% per year.

TRANSFER FEE

A fee of $5.00 will be charged on each exchange within the contract of values to or among the available investment alternatives provided for in the contract.

                                  ENDORSEMENTS

                               TABLE OF CONTENTS

                                                                          PAGE
--------------------------------------------------------------------------------
Contract Specifications                                                  3
Definitions of Certain Terms                                             5
Contribution Provisions                                                  6
Contract Control Provisions                                              6
General Provisions                                                       7
Valuation Provisions                                                     9
Termination Provisions                                                   10
Settlement Provisions                                                    11
Annuity Tables                                                           13

DEFINITION OF CERTAIN TERMS

ACCUMULATION PERIOD -- The period under this contract prior to the Annuity Commencement Date.

ACCUMULATION UNIT -- An accounting unit of measure used to calculate the Separate Account values of a Participant's Individual Account during the Accumulation Period.

ACTIVE LIFE FUND -- A term used to describe the sum of the value of all Participant's Individual Accounts under this contract during the Accumulation Period.

ANNUAL POLICY FEE -- The amount set forth on Page 4, if any, which is deducted from the value of a Participant's Individual Account on the last business day of a Participant's Contract Year or on the date of termination of the Individual Account, if earlier.

ANNUITANT -- The Participant on whose behalf annuity payments are to be made under this contract.

ANNUITY COMMENCEMENT DATE -- The date on which annuity payments are to begin as described under Settlement Provisions in this contract.

ANNUITY PERIOD -- The period in the contracts, following the Accumulation Period, during which actual annuity payments are made.

CONTRACT OWNER -- The contract will be owned by the Medical Education Trust for the benefit of Employers who elect to participate in the Master Contract. Employees have a vested interest to the full extent of their participation in the Master Contract.

CONTRACT YEAR -- A period of 12 months commencing with the effective date of this contract or with any contract anniversary.

DATE OF COVERAGE -- The date on which the initial Contribution made on behalf of a Participant is received by the Company.

DUE PROOF OF DEATH -- A certified copy of the death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased or any other proof acceptable to the Company.

GENERAL ACCOUNT -- All assets of the Company other than those in the Separate Account, or in any other separate investment account established by the Company.

JOINDER AGREEMENT -- An agreement executed by an employer electing to join in or participate in a Master Contract (a "Participating Employer").

MASTER CONTRACT -- An annuity contract issued to an association or group of employers (e.g., or other employer associations) sponsoring a tax deferred annuity plan who elect to join the Master Contract by execution of a Joinder Agreement.

MINIMUM DEATH BENEFIT -- The minimum amount payable upon the death of a Participant prior to age 65 and before annuity payments have commenced.

PARTICIPANT -- A term used to define any employee electing to participate in the Qualified Plan of the Employer/Contract Owner.

PARTICIPANT'S CONTRACT YEAR -- A period of twelve (12) months commencing with the Date of Coverage under this contract and each successive twelve (12) month period thereafter.

PARTICIPANT'S EMPLOYER -- An employer electing to participate in the contract by execution of a Joinder Agreement.

PARTICIPANT'S INDIVIDUAL ACCOUNT -- An account to which the Separate Account Accumulation Units held by the Contract Owner on behalf of a Participant are allocated.

PREMIUM TAX -- The tax or amount of tax, if any, charged by a state or municipality on premiums, purchase payments or contract values.

QUALIFIED PLAN -- One which qualifies for special tax treatment under a particular section of the Internal Revenue Code, such as Tax Deferred Annuity plans for public school teachers and employees and for employees of certain tax-exempt organizations; pension, profit-sharing plan, individual retirement accounts or annuities and HR-10 plans for self-employed individuals.

SEPARATE ACCOUNT -- A Separate Account of HVA entitled HVA-DC-VA-II under which income, gains, losses, whether or not realized from assets allocated to such account are, in accordance with the contracts issued with respect therto, credited to or charged against such Separate Account without regard to the other income, gains, or losses of HVA.

UNDERLYING SECURITY -- The Funds in this contract are enumerated on Page 3.

CONTRIBUTION PROVISIONS

CONTRIBUTIONS

During each Contract Year, the Participating Employer will remit to the Company all contributions to be made on behalf of the Participants. Such contributions will be applied by the Company to the Separate Account for Accumulation or Annuity Units in the Separate Account on behalf of a Participant in accordance with the Valuation Provisions and the instructions of the Participating Employer. The minimum contribution which may be made at any time on behalf of any Participant is $10.

The total amount of contributions for a Participant in any one year may be increased to three times the total contributions made on behalf of the Participant during the 12 months subsequent to his Date of Coverage. Increases in contributions in excess of those described in the previous sentence will be accepted only with the consent of and subject to then specified terms set by the Company.

ALLOCATION OF CONTRIBUTION DURING THE ACCUMULATION PERIOD

The Employer or employee, as appropriate, must specify that portion of a contribution on behalf of a Participant to be allocated to each account of the Separate Account from 0% to 100% in multiples of 10%, provided the minimum amount allocated to any account must be at least $10. Such allocation may be changed by written notice submitted to the Company with each contribution by the Participating Employer. With respect to a Participant's Individual Account, the Participating Employer may, on instructions from a Participant subject to contractual provisions, transfer monies between accounts during the Accumulation Period.

CONTRACT CONTROL PROVISIONS

OWNER

The Contract Owner on behalf of Participating Employers has the sole and exclusive power to exercise all the rights, options and privileges granted by this contract or permitted by the Company and to agree with the Company to any change in or amendment to the contract.

BENEFICIARY

A Participant may direct the beneficiary to whom any death benefit from a Participant's Individual Account will be payable.

ASSIGNMENT

This Master Contract may not be assigned.

GENERAL PROVISIONS

THE CONTRACT

This contract and the application for the contract which is attached hereto when issued to the Contract Owner, constitute the entire contract. All statements in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement shall avoid this contract or be used in defense of a claim under it unless contained in the written application for this contract.

Contract Years, months and anniversaries shall be computed from the effective date of this contract.

MODIFICATION OF THE CONTRACT

This contract may be modified at any time by written agreement between the Contract Owner and the Company. No modification will affect the amount or term of any annuities begun prior to the effective date of the modification, unless it is required to conform this contract to, or give the Contract Owner and Participating Employers the benefit of, any federal or state statutes or any rules or regulation of the United States Treasury Department.

On and after the fifth contract anniversary, the Company may change from time to time any or all of the terms of this contract by giving 90 days' advance written notice of such change to the Contract Owner except that the annuity tables, guaranteed interest rates and Contingent Deferred Sales Charge which are applicable on the Date of Coverage of a Participant's Individual Account under this contract will continue to be applicable to all contributions made to such Account which in any year do not exceed three times the total contributions made to such Account during the initial Participant's Contract Year. In addition, the limitations on the deductions for the mortality, expense risks, administrative undertakings and the Annual Policy Fee will continue to apply in all Contract Years.

No modification of this contract shall be made except over the signature of the President, a Vice President, a Secretary, or an Assistant Secretary of the Company.

SUSPENSION OF THE CONTRACT

This contract may be suspended by the Contract Owner by written notice to the Company at its Office in Hartford, Connecticut at least 90 days prior to the effective date of such suspension. The contract will be suspended automatically on a contract anniversary if the Contract Owner fails to assent to any modifications, as described under Modification of the Contract, above, which would have been effective on or before that contract anniversary. On suspension, contributions will be accepted by the Company on behalf of Participants covered under the contract prior to the date of suspension, but no contributions will be accepted on behalf of new Participants. Suspension of the contract will not affect payments to be made by the Company under an Annuity which commenced prior to the date of suspension.

CHANGE TO A PAID-UP CONTRACT

The contract will be deemed paid-up within 30 days after the end of the Contract Year if the Contract Owner has not remitted a contribution to the Company during the preceding twelve-month period. Effective with a change to paid-up status, no further contribution will be accepted by the Company and each participant will be considered an inactive Participant until the commencement of annuity payments on his behalf or until the value of a Participant's Individual Account is disbursed or applied in accordance with the Termination Provisions.

NON-PARTICIPATING

This contract does not share in the surplus earnings of the Company.

MISSTATEMENT OF AGE

If the age or sex of an Annuitant has been misstated, the amount of the Annuity payable by the Company shall be that provided by the values under this contract allocated to effect such annuity on the basis of the corrected information, without changing the date of the first payment of such annuity.

Any under payments by the Company shall be made up immediately and any overpayments shall be charged against future amounts becoming payable.

REPORTS TO THE CONTRACT OWNER AND PARTICIPATING EMPLOYERS

During the Accumulation Period, the Company will, at the end of each calendar year, transmit to the Contract Owner and each Participating Employer a written statement of account showing the total value of all Separate Account interests held in each Participant's Individual Account under this contract.

VOTING RIGHTS

The Company shall cause the Contract Owner and each Participating Employer to be advised of any Hartford Fund shareholders' meetings or of the shareholders' meetings of any other Fund the shares of which may be held under this contract at which the shares held may be voted and shall also cause proxy materials and a form of instruction by means of which the Contract Owner and Participating Employer can instruct the Company with respect to the voting of the Fund shares held for the Participating Employer's Account. Every Participating Employee under a Master Contract shall receive proxy material and a form of instruction by means of which participants may instruct the Contract Owner with respect to the number of votes attributable to his individual participation under the contract.

In connection with the voting of Fund shares held by it, the Company shall arrange for the handling and tallying of proxies received from the Participating Employers. The Company, as such, shall have no right, except as herein provided, to vote any Fund shares held by it hereunder which may be registered in its name or the names of its nominees.

The Company will, however, vote the Fund shares held by it in accordance with the instructions received from the Contract Owner and Participating Employers. If a Participating Employer desires to attend any meeting at which the Fund shares held for the Participating Employer's benefit may be voted, the Participating Employer may request that the Company furnish a proxy or otherwise arrange for the exercise of voting rights with respect to the Fund shares held for such Participating Employer's account. In the event that the Participating Employer gives no instructions or leaves the manner of voting discretionary, the Company will vote such shares of each Fund in the same proportion as shares of that Fund for which instructions have been received from other Participating Employers.

PROOF OF SURVIVAL

The payment of any annuity benefit will be subject to evidence that the Annuitant is alive on the date such payment is otherwise due.

INFORMATION FROM THE CONTRACT OWNER

The Contract Owner and Participating Employers will furnish any information which the Company may reasonably require in order to administer this contract. If the Contract Owner or Participating Employer cannot furnish any required item of information, the Company may request the person concerned to furnish the information. The Company will not be liable for the fulfillment of any obligations dependent upon that information until it receives such information.

INDIVIDUAL CERTIFICATES

The Company will issue to each Participating Employer for each Participant an individual certificate which evidences that contributions are to be made on behalf of that Participant under this contract by the Participating Employer.

EXPERIENCE RATING

The Company may apply an experience credit, under this contract at the end of any Contract Year by:

     (a) a reduction in the amount of any applicable Contingent Deferred Sales Charges; or

     (b) reduction in amount of the Annual Policy Fees; or

     (c) any combination of the above.

VALUATION PROVISIONS

NET CONTRIBUTIONS

The net contribution to a Participant's Individual Account is equal to the total contributions made on behalf of that Participant less any applicable premium taxes.

The net contribution for the Separate Account (determined in accordance with the Account allocation percentages elected) is applied to provide Separate Account Accumulation Units. The number of Accumulation Units credited to each variable account is determined by dividing the net contribution for that account by the dollar value of one Accumulation Unit next computed after the receipt of the contribution by the Company.

The number of accumulation units so determined will not be affected by any subsequent change in the value of Accumulation Units. The Accumulation Unit value in the Separate Account may decrease or increase from day to day as specified below.

NET INVESTMENT RATE AND NET INVESTMENT FACTOR

The net investment rate for each account in the Separate Account for any day is equal to the gross investment rate for that account expressed in decimal form to six places, less applicable deductions by the Company each year for the expense, mortality and administrative undertakings as set forth on Page 4. The gross investment rate for an Account is (a) its investment income for the day plus its capital gains and minus its capital losses, whether realized or unrealized, and less a deduction for any applicable taxes arising from the income and the realized and unrealized capital gains attributable to that account, divided by
(b) the value of that account on the previous day.

The net investment factor for each Account is the sum of 1.000000 plus the net investment rate for that account.

ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for Accounts in the Separate Account were initially established. The value of the respective Accumulation Units for any subsequent day is determined by multiplying the Accumulation Unit value for the preceding day by the net investment factor for that Account for the current day.

ANNUITY UNIT VALUES DURING THE ANNUITY PERIOD

The value of an Annuity Unit for Accounts in the Separate Account were initially established and for each Account and the value for any date thereafter is determined by multiplying the value of the Annuity Unit for that Account on the preceding day by the product of (a) 0.999892 and (b) the net investment factor for that Account of the Separate Account for the day for which the annuity value is being calculated.

ANNUAL POLICY FEE

During each year that this contract is in force prior to the Annuity Commencement Date, an Annual Policy Fee, as set forth on Page 4, will be deducted from each Participant's Individual Account on the last day of the Participant's Contract Year or on the date of surrender of a Participant's Individual Account under this contract, if earlier. The Fee will be charged against the value of a Participant's Individual Account at the end of each Participant's Contract Year by reducing the value or number of Accumulation Units held on that date on a pro-rata basis with respect to each active Account under a Participant's Individual Account.

TERMINATION PROVISIONS

TERMINATION OF A PARTICIPANT'S INDIVIDUAL ACCOUNT

On termination of Contributions on behalf of a Participant prior to the specified Annuity Commencement Date, the Participating Employer will notify the Company as to the manner in which the then value of the Participant's Individual Account is to be disbursed or applied in accordance with the terms of this contract.

The termination value of a Participant's Individual Account for any day prior to the Annuity Commencement Date is equal to the value of the Participant's Individual Account on that day, less:

     (a) any applicable premium taxes not previously deducted; and

     (b) the Policy Fee as described on Page 4, and

     (c) any applicable Contingent Deferred Sales Charges as set forth on page
     4.

The termination value of the portion of the Participant's Individual Account in the Separate Account may decrease or increase from day to day.

TRANSFER OR RE-ALLOCATION OF CONTRACT VALUES WITHIN THE CONTRACT

Variable contract values may be re-allocated between accounts within the Separate Account. A Transfer Fee, as described on Page 4, shall be charged against each such transfer which takes place within each Participant's Individual Account.

TERMINATION AFTER THE ANNUITY COMMENCEMENT DATE

An annuity effected under this contract may not be surrendered for its termination value after the commencement of annuity payments.

PAYMENT OF TERMINATION VALUE

When all or any part of the Separate Account termination value of a Participant's Individual Account is taken in the form of a cash settlement, payment will be made within seven (7) days following the day the request is received, except as the Company may be permitted to defer payment under the Investment Company Act of 1940.

ACTIVE LIFE FUND

An Active Life Fund will be maintained by the Company with respect to this contract. At all times it will consist of the sum of the values of all Participant's Individual Accounts.

ELECTION OF ANNUITY OPTION

The Annuity Commencement Date may be the first day of any month before or including the month of a Participant's 75th birthday, or such earlier date as applicable laws shall prescribe. Provision is made for both variable and fixed dollar annuity payments.

The Participant's may elect to have the value of a Participant's Individual Account applied on the Annuity Commencement Date under any one of the annuity options described below, but in the absence of such election the value of the Participant's Individual Account will be applied on the Annuity Commencement Date under the Second Option to provide a life annuity with 120 monthly payments certain. The Separate Account value of the Participant's Individual Account is determined on the basis of the Accumulation Unit value on the fifth business day preceding the date annuity payments commence.

Election of any of these options, including any optional Annuity Commencement Date, must be made by notice in writing to the Office of the Company in Hartford, Connecticut at least 30 days prior to the date such election is to become effective.

DATE OF PAYMENT -- The first payment under any option shall be made immediately upon arrival of claim for settlement or on any other specified date, the subsequent payments shall be made periodically in accordance with the manner of payment elected on the first business day of the month in which a payment is due.

The, Beneficiary after the death of a Participant, may elect in lieu of payment in one sum, that any amount or part thereof due by the Company under this contract under any of the options described below. Such election must be made within one year after the death of the Participant by written notice to the Office of the Company in Hartford, Connecticut.

SETTLEMENT PROVISIONS

ALLOCATION OF ANNUITY

At the time election of one of the annuity options is made, the Participant, may further elect to have the value of the Participant's Individual Account applied to provide a variable annuity, a fixed dollar annuity or a combination of both.

VARIABLE ANNUITY -- A variable annuity is an annuity with payments decreasing or increasing in amount in accordance with the net investment result of the Account or Accounts in the Separate Account as described in "Valuation Provisions," commencing on Page 9. After the first monthly payment for variable annuity has been determined in accordance with the provisions of this contract, a number of Annuity Units is determined by dividing that first monthly payment by the Appropriate Annuity Unit value o the effective date of the annuity payments. Once variable annuity payments have begun, the number of Annuity Units remains fixed. The method of calculating the Annuity Unit value is described under "Valuation Provisions."

The dollar amount of the second and subsequent variable annuity payments is not predetermined and may decrease or increase from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Annuity Units by the appropriate Annuity Unit value for each account as described in the Valuation Provisions, for the fifth business day-preceding the date the annuity payment is due.

MORTALITY, EXPENSE AND ADMINISTRATIVE UNDERTAKING

The Company guarantees that the dollar amount of variable annuity payments will not be adversely affected by variations in the actual expenses incurred in providing and administering this contract, or in the actual mortality experience of payees from the mortality assumption, including any age adjustments, used in determining the first monthly payment.

FIXED DOLLAR ANNUITY -- A fixed dollar annuity is an annuity with payments which remain fixed as to dollar amount throughout the payment period. Although fixed dollar annuity payments may never be less than the first monthly payment, each payment after the first may be increased as a result of excess interest credits declared by the Directors of the Company.

DEATH OF A PARTICIPANT OR BENEFICIARY

In the event a Participant dies before his Annuity Commencement Date, the Beneficiary will receive the value of the Participant's Individual Account on the date of receipt of due proof of death at the Office of the Company in Hartford, Connecticut, except that if upon death prior to the Annuity Commencement Date the Participant had not attained his 65th birthday, the Beneficiary will receive the greater of the then value of the Participant's Individual Account or 100% of all contributions made on behalf of a Participant reduced by the dollar amount of any partial terminations not repaid. The death benefit may be taken in one sum or under any of the settlement options available in the Company's individual variable annuities then being issued and will be paid to the beneficiary designated by the Participant.

When payment is taken in one sum, a variable payment will be made within 7 days after the date due proof of death is received, except as the company may be permitted to defer such payment under the Investment Company Act of 1940.

In the event of the death of the Annuitant while receiving annuity payments, the present values at the current dollar amount on the date of death of any remaining guaranteed number of payments, will be paid in one sum to the designated Beneficiary unless other provisions shall have been made and approved by the Company. In the case of the Separate Account, calculations for such present value of the guaranteed number of payments remaining will be based on assumed net investment rate of 4% per annum. In the case of the General Account the net investment rate assumed will be the rate that is used by the Company to determine the amount of each certain payment. The Annuity Unit value upon the date of receipt of due proof of death shall be used for the purpose of determining such present value.

ANNUITY OPTIONS

FIRST OPTION -- Life Annuity -- An annuity payable monthly during the lifetime of payee, ceasing with the last payment due prior to the death of the payee.

SECOND OPTION -- Life Annuity with 60, 120, 180 or 240 Monthly Payments Certain -- An annuity providing monthly income to the payee for a fixed period of 60 months, 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the payee shall live.

THIRD OPTION -- Unit Refund Life Annuity -- An annuity payable monthly during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee, provided that, at the death of the payee, the beneficiary will receive an additional payment of the then dollar value of the number of Annuity Units equal to the excess, if any, of (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit value at the effective date of annuity payments and (b) is the number of Annuity Units represented by each payment multiplied by the number of payments made.

FOURTH OPTION -- Joint and Last Survivor Life Annuity -- An annuity payable monthly during the joint lifetime of the payee and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

FIFTH OPTION -- Payments for a Designated Period -- An amount payable monthly for the number of years selected which may be from 5 to 30 years.

Other Options may be made available by the Company.

The attached Tables show the dollar amount of the first monthly payments for each $1,000 applied under the first five options. Under the First, Second, or Third Options, the amount of each payment will depend upon the age and sex of the payee at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the sex of both payees, and their ages at the time first payment is due.

The Tables for the First, Second, Third and Fourth Options are based on the 1971 Individual Annuity Mortality Table set back one year and a net investment rate of 4% per annum. The table for the Fifth Option is based on a net investment rate of 4% per annum.

                        AMOUNT OF FIRST MONTHLY PAYMENT
                            FOR EACH $1,000 APPLIED

Second and subsequent monthly annuity payments, when based on the investment experience of a Separate Account, are variable and are not guaranteed as to fixed dollar amount.

FIRST, SECOND AND THIRD OPTIONS -- SINGLE LIFE ANNUITIES WITH:

                           PAYEE
                MONTHLY PAYMENTS GUARANTEED
PAYEE'S AGE   NONE          120          180     240      UNIT REFUND
------------------------------------------------------------------------
  35           $4.14        $4.13        $4.10   $4.08        $4.08
  40            4.37         4.35         4.30    4.26         4.27
  45            4.66         4.62         4.55    4.48         4.49
  50            5.03         4.96         4.84    4.73         4.77
  51            5.11         5.03         4.91    4.78         4.83
  52            5.20         5.11         4.98    4.84         4.90
  53            5.29         5.19         5.05    4.89         4.97
  54            5.39         5.28         5.12    4.95         5.04
  55            5.50         5.37         5.19    5.01         5.11
  56            5.60         5.46         5.27    5.06         5.19
  57            5.72         5.56         5.35    5.12         5.27
  58            5.84         5.66         5.43    5.18         5.36
  59            5.96         5.76         5.51    5.24         5.45
  60            6.10         5.87         5.60    5.30         5.55
  61            6.24         5.99         5.69    5.36         5.65
  62            6.39         6.11         5.78    5.42         5.76
  63            6.56         6.24         5.87    5.48         5.88
  64            6.73         6.37         5.97    5.53         5.99
  65            6.92         6.51         6.06    5.59         6.12
  66            7.12         6.66         6.16    5.64         6.25
  67            7.33         6.81         6.26    5.69         6.40
  68            7.56         6.97         6.35    5.73         6.54
  69            7.81         7.13         6.45    5.78         6.70
  70            8.08         7.30         6.54    5.81         6.88
  75            9.76         8.19         6.95    5.95         7.88
  80           12.26         9.06         7.22    6.00         9.29

FOURTH OPTION -- JOINT AND LAST SURVIVOR ANNUITY

FIRST
PAYEE'S                                      AGE OF SECOND PAYEE
AGE        35      40      45      50      55         60         65      70      75      80
---------------------------------------------------------------------------------------------
  35      $3.71   $3.77   $3.83   $3.94   $3.98      $4.02      $4.05   $4.09   $4.11   $4.12
  40       3.75    3.82    3.90    4.04    4.10      4.16        4.20    4.27    4.30    4.31
  45       3.78    3.87    3.96    4.15    4.23      4.31        4.38    4.48    4.52    4.54
  50       3.83    3.94    4.07    4.35    4.50      4.64        4.77    4.99    5.07    5.12
  55       3.85    3.97    4.11    4.44    4.63      4.81        4.99    5.30    5.42    5.50
  60       3.86    3.99    4.14    4.52    4.74      4.97        5.21    5.65    5.82    5.95
  65       3.87    4.01    4.17    4.58    4.84      5.12        5.42    6.04    6.30    6.50
  70       3.89    4.03    4.21    4.67    4.98      5.34        5.78    6.85    7.40    7.88
  75       3.89    4.04    4.22    4.70    5.02      5.42        5.91    7.21    7.96    8.67
  80       3.90    4.04    4.23    4.72    5.06      5.47        6.00    7.51    8.46    9.46

FIFTH OPTION -- PAYMENTS FOR A DESIGNATED PERIOD

                      AMOUNT OF                        AMOUNT OF                        AMOUNT OF
        NO OF          MONTHLY           NO OF          MONTHLY           NO OF          MONTHLY
        YEARS          PAYMENTS          YEARS          PAYMENTS          YEARS         PAYMENTS
----------------------------------------------------------------------------------------------------
                                            6            $15.56             11            $9.31
                                            7             13.59             12             8.69
                                            8             12.12             13             8.17
                                            9             10.97             14             7.72
           5            $18.32             10             10.06             15             7.34

                      AMOUNT OF                       AMOUNT OF                       AMOUNT OF
        NO OF          MONTHLY          NO OF          MONTHLY          NO OF          MONTHLY
        YEARS         PAYMENTS          YEARS         PAYMENTS          YEARS         PAYMENTS
--  ----------------------------------------------------------------------------------------------
          16            $7.00             21            $5.81             26            $5.10
          17             6.71             22             5.64             27             5.00
          18             6.44             23             5.49             28             4.90
          19             6.21             24             5.35             29             4.80
          20             6.00             25             5.22             30             4.72

                                                                         (Title)

TAX REFORM ACT
CONTRACT RIDER

This Rider is issued as part of the contract to which it is attached and is intended to assure that certificates issued under the contract are treated as annuity contracts for Federal Tax purposes pursuant to the Tax Reform Act of 1984. For Certificates issued on or after January 18, 1985 the following language replaces the section entitled "Death of Participant or Beneficiary";

DEATH OF ANNUITANT OR PARTICIPANT

In the event the Annuitant or Participant dies before the Annuity Commencement Date, the Beneficiary will receive the value of the Participant's Individual Account on the date of receipt of Due Proof of Death at the Offices of the Company except that if upon death prior to the Annuity Commencement Date the Annuitant had not attained his 65th birthday, the Beneficiary will receive the greater of the then value of the Participant's Individual Account or 100% of all contributions made on behalf of the Participant reduced by the dollar amount of any partial terminations not repaid. The death benefit may be taken in one sum or under any of the settlement options available in the Company's individual variable annuities then being issued provided, however, that, in the event of the Participant's death, any settlement option must provide that any separate amount payable as a death benefit will be distributed within five years of the date of death or, if the benefit is payable over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, such distribution must commence within one year of the date of death.

Notwithstanding the previous sentence, if the Beneficiary is the spouse of the Participant and the Annuitant is living, such spouse may elect, in lieu of receiving the death benefit, to be treated as the Participant.

When payment is taken in one sum, payment will be made within 7 days after the date Due Proof of Death is received, except as the Company may be permitted to defer such payment under the Investment Company Act of 1940.

In the event of the death of the Annuitant while receiving annuity payments, the present values at the current dollar amount on the date of death of any remaining guaranteed number of payments, or any then remaining balance of proceeds under the Fifth Option, will be paid in one sum to the Beneficiary unless other provisions shall have been made and approved by the Company provided, however, if the Annuitant was also the Participant, any settlement option must provide that any amount payable as a death benefit will be distributed within five years of the date of death or, if the benefit is payable over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, such distribution must commence within one year of the date of death. In the case of the Separate Account calculations, for such present value of the guaranteed number of payments remaining the Company will assume a net investment rate of 4% per annum. In the case of the General Account the net investment rate assumed will be the rate used by the Company to determine the amount of each certain payment. The Annuity Unit value on the date of receipt of Due Proof of Death shall be used for the purpose of determining such present value. An optional assumed net investment rate of 5% per anum is also available.

Signed for the HARTFORD LIFE INSURANCE COMPANY

John P. Ginnetti, SECRETARY             R. Fred Richardson, PRESIDENT